Exhibit 10.1

NOTE EXTENSION AGREEMENT

THIS NINTH NOTE EXTENSION AGREEMENT (this “Agreement”) is entered into and made effective as of June 18, 2026, by and between 1847 Holdings LLC, a Delaware limited liability company (the “Maker”), and Target Capital 15 LLC (the “Holder”).

RECITALS

WHEREAS, the Maker and the Holder entered into that certain 20% OID Subordinated Note, dated as of March 4, 2024, for the principal amount of $1,250,000, which was amended pursuant to (i) an Amended and Restated Note, dated as of March 27, 2024, pursuant to which the principal amount was increased to $1,562,500, (ii) a Second Amended and Restated Note, dated as of April 9, 2024, pursuant to which the principal amount was increased to $2,500,000, (iii) a Third Amended and Restated Note, dated as of June 24, 2024, pursuant to which the maturity date was extended to August 20, 2024 and the principal amount was increased to $3,750,000, (iv) a Fourth Note Extension Agreement, dated as of August 20, 2024, pursuant to which the maturity date was extended to November 30, 2024 and the principal amount was increased to $4,250,000, (v) a Fifth Note Extension Agreement, dated November 15, 2024, pursuant to which the maturity date was extended to December 31, 2024 and the principal amount was changed to $2,681,610 following a partial repayment, (vi) a Sixth Note Extension Agreement, dated December 16, 2024, pursuant to which the maturity date was extended to March 31, 2025, and the principal amount was increased to $3,217,932, (vii) a Seventh Note Extension Agreement, dated March 31, 2025, pursuant to which the maturity date was extended to November 7, 2025, and the principal amount was increased to $4,076,898, and (viii) an Eighth Note Extension Agreement, dated November 10, 2025, pursuant to which the maturity date was extended to March 31, 2026 and the principal amount was adjusted to $3,563,820 (as amended, the “Note”).

WHEREAS, the Maker and the Holder desire to enter into this Agreement in order to (i) extend the maturity date to October 31, 2026 and (ii) amend the principal amount to $3,120,894.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Maker and the Holder desire to amend the Note as set forth below:

1. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Note.

2. Amendments to Note. As of and from the date hereof, the Note is hereby amended as follows:

(a) The definition of “Maturity Date” is hereby amended to read “October 31, 2026.”

(b) The definition of “Current Principal Amount” is hereby amended to read “$3,120,894.”

3. Section 2 of the Note is hereby amended and restated to read as follows:

“Section 2. Payment and Prepayment. The Company will make a payment on or before June 22, 2026 in the amount of no less than $50,000. Thereafter, commencing on July 15, 2026 and continuing on the 15th day of every month thereafter until September 15, 2026, the Company shall make monthly payments in the amount of $25,000. After that, commencing on October 15, 2026 and continuing on the 15th day of every month thereafter, the Company shall make monthly payments in the amount of $150,000. On the earlier of (i) the Maturity Date, or (ii) sale of a plant or subsidiary, the entire unpaid Payment Amount shall become due and payable. The Company may prepay this Note in full or in part at any time after the Original Issue Date. Additionally, if the Note is repaid in full prior to October 15, 2026, the Company will receive a 5% discount and the Payment Amount will be reduced to $2,964,849. In addition, if the Company consummates any equity or equity-linked or debt securities issuance, or enters into a loan agreement or other any other financing, including warrant exercise, other than Excluded Debt (each, a “Subsequent Financing”), the Company shall apply a minimum of forty percent (40%) of the net proceeds of such Subsequent Financing (or such lesser amount as may be required to satisfy and pay in full the amount of this Note then outstanding) toward the repayment or prepayment of this Note. For purposes of this Section 2, “Excluded Debt” means any promissory notes issued to owners of businesses to finance the acquisition of any business, property or assets by the Company or any of its subsidiaries and any Indebtedness incurred by any subsidiary of the Company for purposes of funding the working capital requirements of such subsidiary.”

4. Note in Full Force and Effect as Amended. Except as specifically amended hereby, the Note shall remain in full force and effect. Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Note or any right, power or remedy of the Holder, nor constitute a waiver of any provision of the Note, or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder. The parties hereto agree to be bound by the terms and conditions of the Note as amended by this Agreement, as though such terms and conditions were set forth herein. Each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Note as amended by this Agreement. All references to the Note shall be deemed to mean the Note as modified hereby.

5. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

6. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, including any future holder of the Note.

7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona without regard to the conflict of laws principles.

8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

MAKER

1847 Holdings LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

HOLDER

Target Capital 15 LLC

By:	/s/ Dmitriy Shapiro
Name:	Dmitriy Shapiro
Title:	Managing Partner

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